EXHIBIT 99.1

Sun American Bancorp Reports Second Quarter 2008 Results Showing Strong Core Growth

BOCA RATON, Fla., July 28, 2008 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today reported a net loss of $2.5 million or $0.24 per diluted share, in the second quarter of 2008, compared to net income of $119,000, or $0.01 per diluted share, in the second quarter of 2007. For the six months ended June 30, 2008, the net loss was $2.5 million or $0.24 per diluted share, compared to net income of $216,000 or $0.02 per diluted share for the six months ended June 30, 2007.

Michael Golden, Chairman of Sun American Bank stated, "Pre-tax income for the second quarter, excluding provision for loan losses, stock option expense, and OREO expenses, was $533,000, compared to $388,000 in the second quarter of 2007 representing a 27% improvement. Pre-tax income for the six months of 2008, excluding provision for loan losses, stock option expense, and OREO expenses, was $951,000, compared to $862,000 for same period in 2007, an improvement of 10% in core operating earnings. We believe this is an indication of our operating performance continuing to be on target despite a turbulent market place."

 2008 Balance Sheet Highlights -

 -- Total assets grew $71 million or 12% from year end.
 -- Net loans grew $45 million or 10% from year end.
 -- Gross new loans booked in the first half of 2008 were $109 million.
 -- Funded loans increased by $77 million in the first half of 2008.
 -- Total deposits grew $85 million or 22% from year end.
 -- Core customer deposits increased by $70 million or 26% from year end.
 -- Allowance for loan loss increased $9 million from $6.5 million or
    38% from year end resulting in a strong allowance of 1.83% of total loans compared to 1.46% at year end.
 -- Non-performing assets increased to $16.7 million or 2.58% of assets from $7.3 million or 1.26% of assets at year end.
 -- Over $12 million of troubled loans have been managed out of the
    Bank in the last twelve months.

 2008 Income Statement Highlights -

 -- Net interest margin was 3.62% in Q2 2008 compared to 3.74% in
    Q1 2008 and 3.68% in Q4 2007.
 -- Net interest income in Q2 2008 increased by 6% compared to Q1 2008.
 -- Pre tax earnings before credit costs and stock option expenses were $533,000 in Q2 2008 compared to $418,000 in Q1 2008 and
    $127,000 in Q4 2007.
 -- Average cost of funds decreased to 2.96% at June 30, 2008 compared to 4.07% at year end.
 -- Operating expenses decreased by $461,000 or 4.2% in first half
    2008 compared to 2007.

Operating Results

Sun American's quarterly net interest income was $5.0 million compared to $5.5 million in the second quarter a year ago due to NIM compression -- something that most banks face in the current environment. Overall average loan portfolio yield decreased from 8.69% at June 30, 2007 to 7.07% at June 30, 2008. Comparatively, average overall cost of funds decreased from 4.70% for the six months ended June 30, 2007 to 3.72% for the six months ended June 30, 2008.

The NIM for the second quarter of 2008 was 3.62%, compared to 3.74% in Q1 2008, 3.68% in Q4 2007 and 4.25% for the second quarter of 2007.

Net interest income actually increased in the second quarter of 2008 compared to the first quarter of 2008, reflective of successfully managing down our cost of funds and the positive impact of our asset liability management strategies in a declining interest rate environment.

Interest and fees on loans decreased 14% to $7.9 million in the second quarter of 2008 compared to the second quarter of 2007 due to the lower yields earned on loans.

For the second quarter of 2008, Sun American recorded $4 million in provision for loan losses in response to higher levels of non-performing assets associated with collateral dependent commercial real estate loans. The comparative provision for loan loss for the three months ended June 30, 2007 was a recovery of $198,000. Interest income of $137,000 was reversed in the second quarter of 2008 related to loans where the collection of interest income became doubtful. Operating expenses decreased to $5.3 million for the second quarter of 2008 from $5.9 million in the second quarter of 2007. The reduction in expenses is attributed to savings associated with staff reduction initiatives and lower incentive compensation costs. In addition, the results for the second quarter of 2007 included a one-time charge of $292,000 for obsolete fixed assets associated with the demolition of a branch.

For the six months ended June 30, 2008, Sun American also recorded $4 million in provision for loan losses again in response to rising non-performing assets associated with collateral dependent commercial real estate loans. The net interest margin ("NIM") was at 3.67% for the six months of 2008 compared to 4.40% for the six months in 2007. Interest income of $207,000 was reversed during the first six months of 2008 related to loans where the collection of interest income became doubtful. Net interest income totaled $9.8 million for the six months ended June 30, 2008 compared to $10.4 million for the same period in 2007. Operating expenses decreased to $10.5 million for the six months of 2008, from $11.0 million for the same period in 2007. The reduction in expenses is attributed to savings associated with staff reduction initiatives and lower incentive compensation costs. In addition, the results for the first six months of 2007 included a one-time charge of $292,000 for obsolete fixed assets associated with the demolition of a branch.

Sun American President and Chief Executive Officer Michael Golden said, "We believe that increasing the reserve allowance to the current level was the most prudent and conservative position for the Bank to take at this time. One of the issues we have with a number of our borrowers' assets, which is the same as other banks, is the continually lower appraisal values of the collateral. When the deterioration of assets stops, we expect to find relief from the majority of financial problems that we, and other banks, are experiencing. Needless to say the Florida real estate market remains in a difficult place for the banking business and will remain that way until such time that economic events take place that change those conditions. We maintain that our core financial results continue to remain strong, in light of the economic and competitive pressures affecting our market place today, I still feel very confident that when the cycle turns up that we will be well positioned to take advantage of the financial markets that will present themselves. We have shown that we are able to grow the Bank's loan portfolio by booking $109 million of new loans before runoffs and amortization. I maintain the best model to work our way out of the challenges we face in today's banking environment is to earn our way out of it by adding good quality loans that produce better than average net interest margins. In turn this growth will give us the financial returns in the future that we have produced in the past."

Non-interest expenses were $5.3 million in the second quarter of 2008, a decrease of 10% from $5.9 million in the second quarter a year ago. Mr. Golden stated that "salaries and benefits reflect cost reduction initiatives undertaken during the second half of 2007. The number of full time equivalent staff has reduced by 11% from levels of one year ago. Occupancy and equipment included a $292,000 fixed asset write-off in 2007."

Second quarter 2008 results included recognition of stock based compensation expense of approximately $280,000 before tax compared to $257,000 in the second quarter of 2007.

Robert Nichols, Chief Financial Officer noted, "Our net interest income is increasing in 2008 even with the higher levels of non-performing loans. We have experienced strong growth in new loans and core deposits in the first half of 2008. Our net interest margin has remained stable in the past three quarters. We have significantly lowered our cost of funds throughout the first half of 2008. We believe this provides clear evidence that our core operating results are improving despite the higher credit costs we have incurred in this difficult economic period."

Balance Sheet Activity

Sun American ended the quarter with assets of $649 million at June 30, 2008, up $54 million or 9% from $595 million at June 30, 2007 and up $71 million or 12% compared to December 31, 2007.

Net loans were $485 million at June 30, 2008, an increase of 14% from $425 million at June 30, 2007, and up $45 million or 10% compared to December 31, 2007.

Total non-performing assets were $16.7 million at June 30, 2008, compared to $7.3 million at December 31, 2007, and $7.9 million at June 30, 2007. The ratio of non-performing assets as a percentage of total assets increased to 2.58% at June 30, 2008 from 1.26% at December 31, 2007 and 1.33% at June 30, 2007.

The total allowance for loan losses was $9.0 million at June 30, 2008 compared to $6.5 million at December 31, 2007 and $3.8 million at June 30, 2007. The allowance for loan losses as a percentage of the total loan portfolio was strengthened to 1.83% at June 30, 2008 compared to 1.46% at December 31, 2007 and 0.88% at June 30, 2007. In the second quarter of 2008, charge-offs amounted to $319,000. The charge-offs were due to three home equity lines of credit.

Robert Garrett, Chief Lending Officer, noted "As stated in the past, we continue to work aggressively to resolve issues related to clients experiencing loan performance issues, as well as those that we have identified as having the potential for performance issues down the road. Initiatives include workouts, loan sales, and when required, foreclosures. We have successfully managed over $12 million in troubled assets out of the Bank in the past twelve months. Our policy is to monitor borrower activity closely and to identify potential problems preemptively. We want to work with our borrowers to provide solutions that work in the best interests of both the borrower and the Bank. We recognize that the challenges within the real estate markets will not go away overnight and more than likely will continue throughout 2008. We have an extremely experienced management team in our Special Assets Department that is led by an individual with twenty five years of experience, and who has worked through similar market conditions in years past."

Total deposits increased by $85 million or 22% from year end including a $70 million or 26% increase in core customer deposits. Total deposits were $18 million or 4% higher than the June 30, 2007 levels.

Stockholders' equity decreased 12% to $94 million compared to $107 million at June 30 2007. The $13 million decrease in equity was due to net losses of $5.8 million incurred since June 30, 2007. In addition, Sun American bought back 700,000 shares of common stock in the period at a cost of $3.6 million and bought back stock purchase warrants at a cost of $1.6 million, both of which resulted in a reduction of shareholder equity. In addition, Sun American booked a capital reduction adjustment to the purchase price of Beach Bank of approximately $2 million.

Mr. Golden further commented that "capital preservation is a primary focus of the Bank during this period and that we are, and intend to remain, well capitalized despite higher loan loss provisions."

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

                         SUN AMERICAN BANCORP
                      CONSOLIDATED BALANCE SHEETS

                                              June 30,    December 31,
                                                2008          2007
                                            ------------  ------------
                                             (Unaudited)
 ASSETS
 Cash and due from financial institutions   $ 10,075,366  $  8,109,917
 Federal funds sold                            5,288,000            --
                                            ------------  ------------
  Total cash and cash equivalents             15,363,366     8,109,917
 Securities available for sale                 5,395,665     5,778,655
 Securities held to maturity (fair value
  2008 - $71,096,454, 2007 - $ 50,940,402)    71,526,598    50,306,758
 Loans, net of allowance for loan losses
  of $9,036,265 and $6,503,508               485,388,777   439,961,953
 Federal Reserve Bank stock                    3,002,700     3,180,900
 Federal Home Loan Bank stock                  2,840,600     4,658,500
 Accrued interest receivable                   2,921,152     2,698,469
 Premises and equipment, net                  10,606,887    11,211,441
 Goodwill                                     42,257,804    42,362,255
 Intangibles                                   2,288,984     2,719,538
 Other assets                                  7,197,389     6,884,053
                                            ------------  ------------
                                            $648,789,922  $577,872,439
                                            ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits
  Non-interest bearing                      $ 55,317,911  $ 50,098,536
  Interest bearing                           410,810,237   330,608,180
                                            ------------  ------------
   Total deposits                            466,128,148   380,706,716
 Securities sold under agreements
  to repurchase                               37,629,012    14,983,655
 Federal Home Loan Bank advances              40,000,000    78,000,000
 Notes payable                                 7,528,871     2,703,155
                                            ------------  ------------
 Accrued expenses and other liabilities        3,380,980     3,660,365
                                            ------------  ------------
       Total liabilities                     554,667,011   480,053,891

 Minority interest                                26,855        27,359
 Shareholders' equity
  Common stock, $.025 par value;
   20,000,000 shares authorized;
   10,234,820 shares outstanding at
   June 30, 2008, 10,632,434 shares
   outstanding at December 31, 2007              273,374       273,374
  Additional paid-in capital                 106,308,326   105,728,957
  Accumulated deficit                         (8,485,932)   (6,025,754)
  Treasury stock, 700,124 shares at
   June 30, 2008, 302,510 shares at
   December 31, 2007                          (3,565,855)   (1,990,641)
  Accumulated other comprehensive loss          (433,857)     (194,747)
                                            ------------  ------------
    Total shareholders' equity                94,096,056    97,791,189
                                            ------------  ------------
                                            $648,789,922  $577,872,439
                                            ============  ============

                         SUN AMERICAN BANCORP
                   CONSOLIDATED STATEMENTS OF INCOME

                                              Six Months Ended
                                        ----------------------------
                                          June 30,        June 30,
                                            2008            2007
                                        ------------    ------------
                                         (Unaudited)     (Unaudited)
 Interest and dividend income:
  Loans, including fees                 $ 16,062,084    $ 16,801,749
  Securities                               2,061,849       1,706,709
  Federal funds sold and other                98,741         468,962
                                        ------------    ------------
                                          18,222,674      18,977,420
 Interest expense:
  Deposits                                 6,810,371       7,891,865
  Federal Home Loan Bank advances          1,159,090         650,319
  Other                                      466,275          81,323
                                        ------------    ------------
                                           8,435,736       8,623,507
                                        ------------    ------------

 Net interest income before provision
  for loan losses                          9,786,938      10,353,913
 Provision for loan losses                 3,999,204        (198,000)
                                        ------------    ------------

 Net interest income after provision
  for loan losses                          5,787,734      10,551,913

 Non-interest income:
  Service charges on deposit accounts        834,655         810,006
  Other income                               161,142         163,742
  Net losses on sales of securities               --            (937)
                                        ------------    ------------
                                             995,797         972,811
 Non-interest expenses:
  Salaries and employee benefits           4,889,743       5,138,860
  Occupancy and equipment                  2,710,833       2,847,719
  Data and item processing                   486,218         647,905
  Professional fees                          494,271         639,372
  Insurance                                  304,240         265,082
  Advertising                                 60,048          53,543
  Amortization of intangible assets          412,220         334,736
  Other                                    1,191,514       1,082,824
                                        ------------    ------------
                                          10,549,087      11,010,041
                                        ------------    ------------
 Income (loss) before income taxes
  and minority interest                   (3,765,556)        514,683

 Minority interest in net loss
  (income) of subsidiary                         444         (13,535)
                                        ------------    ------------

 Income (loss) before provision
  for income taxes                        (3,765,112)        501,148
                                        ------------    ------------
 Income tax (benefit) expense             (1,304,934)        285,379
                                        ------------    ------------
 Net (loss) income                      $ (2,460,178)   $    215,769
                                        ============    ============
 Basic (loss) earnings per share        $      (0.24)   $       0.02
                                        ============    ============
 Diluted (loss) earnings per share      $      (0.24)   $       0.02
                                        ============    ============
 Weighted average number of
  common shares, basic                    10,369,412      10,073,259
                                        ============    ============
 Weighted average number of
  common shares, diluted                  10,369,412      11,201,860
                                        ============    ============

                         SUN AMERICAN BANCORP
                   CONSOLIDATED STATEMENTS OF INCOME

                                            Three Months Ended
                                        ----------------------------
                                          June 30,        June 30,
                                            2008            2007
                                        ------------    ------------
                                         (Unaudited)     (Unaudited)
 Interest and dividend income:
  Loans, including fees                 $  7,865,177    $  9,180,119
  Securities                               1,120,668         933,697
  Federal funds sold and other                35,935         106,013
                                        ------------    ------------
                                           9,021,780      10,219,829
 Interest expense:
  Deposits                                 3,197,377       4,181,576
  Federal Home Loan Bank advances            454,886         528,813
  Other                                      339,352          57,280
                                        ------------    ------------
                                           3,991,615       4,767,669
                                        ------------    ------------
 Net interest income before provision
  for loan losses                          5,030,165       5,452,160
 Provision for loan losses                 4,047,604        (198,000)
                                        ------------    ------------

 Net interest income after provision
  for loan losses                            982,561       5,650,160

 Non-interest income:
  Service charges on deposit accounts        418,544         454,079
  Other income                                 8,127          36,500
  Net losses on sales of securities               --            (937)
                                        ------------    ------------
                                             426,671         489,642
 Non-interest expenses:
  Salaries and employee benefits           2,430,984       2,658,038
  Occupancy and equipment                  1,350,078       1,647,607
  Data and item processing                   258,330         282,735
  Professional fees                          254,587         310,211
  Insurance                                  146,790         123,707
  Advertising                                 25,964          35,927
  Amortization of intangible assets          193,906         229,854
  Other                                      616,358         569,613
                                        ------------    ------------
                                           5,276,997       5,857,692
                                        ------------    ------------
 Income (loss) before income taxes
  and minority interest                   (3,867,765)        282,110

 Minority interest in net loss
  (income) of subsidiary                         541             (82)
                                        ------------    ------------
 Income (loss) before provision
  for income taxes                        (3,867,224)        282,028
                                        ------------    ------------
 Income tax (benefit) expense             (1,401,681)        162,683
                                        ------------    ------------
 Net (loss) income                      $ (2,465,543)   $    119,345
                                        ============    ============
 Basic (loss) earnings per share        $      (0.24)   $       0.01
                                        ============    ============
 Diluted (loss) earnings per share      $      (0.24)   $       0.01
                                        ============    ============
 Weighted average number of
  common shares, basic                    10,276,390      10,828,210
                                        ============    ============
 Weighted average number
  of common shares, diluted               10,276,390      11,794,318
                                        ============    ============

                         SUN AMERICAN BANCORP
                  CONSOLIDATED AVERAGE BALANCE SHEET

                         For the six month period ended June 30,
                  -----------------------------------------------------
                             2008                     2007
                  ------------------------  ---------------------------
                                    Average                     Average
                  Average  Interest Yield/  Average  Interest   Yield/
                  Balance    (4)    Rate(3) Balance     (4)     Rate(3)
                  -------- -------   -----  --------  --------   ----
 (Dollars in thousands)
 Assets:
 Interest-earning
  assets:
 Investments (1)  $ 70,975 $ 2,062   5.83%  $ 66,535  $  1,707   5.17%
 Federal funds
  sold and other     7,542      99   2.63     18,276       469   5.17
 Loans:
  Commercial
   loans (2)        33,054   1,118   6.78     33,661     1,530   9.17
  Commercial
   mortgage
   loans (2)       307,893  10,944   7.13    246,996    10,695   8.73
  Consumer
   loans (2)         5,222     198   7.60      4,601       199   8.73
  Residential
   mortgage
   loans (2)        78,312   2,772   7.10     85,224     3,667   8.68
  Home equity
   and other
   loans (2)        31,154   1,030   6.63     19,509       711   7.35
                  -------- -------   ----   --------  --------   ----
    Total loans    455,635  16,062   7.07    389,991    16,802   8.69
                  -------- -------          --------  --------
 Total interest
  earning assets   534,152  18,223   6.84    474,802    18,978   8.06
 Non-interest
  earning assets    73,579                    59,875
                  --------                  --------
 Total            $607,731                  $534,677
                  ========                  ========
 Liabilities and
  Stockholders'
  Equity:
 Interest-bearing
  liabilities:
 Deposits:
  NOW accounts    $ 68,532     886   2.59   $ 95,538     1,939   4.09
  Money Market
   accounts         54,351     890   3.29     49,335     1,026   4.19
  Savings
   accounts         26,931     417   3.10     12,157       193   3.20
  Certificates
   of deposit      203,550   4,617   4.55    183,547     4,734   5.20
                  -------- -------          --------  --------
    Total inte-
     rest-bearing
     deposits      353,364   6,810   3.87    340,577     7,892   4.67
 Federal funds
  purchased and
  securities sold
  under repurchase
  agreement         22,716     368   3.25      3,794        81   4.32
 Federal Home
  Loan Bank
  advances          74,516   1,159   3.12     25,891       651   5.07
 Notes payable       3,897      98   5.07         --        --     --
                  -------- -------          --------  --------
 Total interest
  bearing
  liabilities      454,493   8,436   3.72    370,262     8,624   4.70
                  -------- -------          --------  --------
 Non-interest
  bearing
  liabilities       56,235                    68,655
 Stockholders'
  equity            97,003                    95,760
                  --------                  --------
 Total            $607,731                  $534,677
                  ========                  ========
 Net Interest
  income and
  yield on net
  interest-earning
  assets                   $ 9,787   3.67%            $ 10,354   4.40%
                           =======   ====             ========   ====
--------------

 (1) Includes investment securities, Federal Reserve Bank stock and
     Federal Home Loan Bank stock.
 (2) Includes loans for which the accrual of interest has been suspended.
 (3) Yields and rates are annualized.
 (4) Includes Fee Income on Loans.

CONTACT:  Sun American Bancorp
          Michael E. Golden, President, Chairman and CEO
          Robert Nichols, CFO
          (561) 544-1908